Exhibit 99.(14)(b)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of

Strategic Partners Style Specific Funds:

We consent to the incorporation by reference, in this registration statement on Form N-14, of our report dated September 27, 2004 on the statement of assets and liabilities, including the portfolio of investments, of the Strategic Partners Small Capitalization Growth Fund of Strategic Partners Style Specific Funds (hereafter referred to as the “Fund”) as of July 31, 2004, and the related statement of operations, the statement of changes in net assets and the financial highlights for the year then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in this registration statement on Form N-14.

/s/ KPMG LLP
KPMG LLP

New York, New York

May 18, 2005